Exhibit 5.1

April 20, 2010	Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730

Main Tel (713) 238-3000 Main Fax (713) 238-4888 www.mayerbrown.com
ION Geophysical Corporation
2105 CityWest Blvd., Suite 400
Houston, Texas 77042-2839

Re:	ION Geophysical Corporation—Registration Statement on Form S-3
Dear Ladies and Gentlemen:
     We have acted as securities counsel to ION Geophysical Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 23,789,536 shares of its common stock, $0.01 par value per share (the “Shares”). The Shares have been issued to BGP Inc., China National Petroleum Corporation (“BGP”) by the Company pursuant to that certain Stock Purchase Agreement dated as of March 19, 2010, by and between the Company and BGP. The Shares may be sold from time to time by BGP or its permitted transferees, pledgees, donees or other successors in interest (collectively referred to herein as the “Selling Stockholder”), as described in the Company’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission on April 20, 2010 (as it may subsequently be amended, the “Registration Statement”).
     In connection with the foregoing, we have examined originals or copies of such corporate records, as applicable, of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto of all documents examined by us and the legal capacity of each individual who signed any of those documents.
Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp
ION Geophysical Corporation
April 20, 2010

     Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Selling Stockholder are legally issued, fully paid and non-assessable shares of common stock of the Company.
     The opinions expressed herein are limited exclusively to the federal laws of the United States of America, and applicable provisions of the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such laws, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained therein.
Very truly yours,
/s/ Mayer Brown LLP
Mayer Brown LLP